Exhibit 99.3

Consent to be Named as a Director Nominee

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of DRC Medicine Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon the Closing (as such term is defined in the Business Combination Agreement, dated June 30, 2025 (as may be amended from time to time), by and among the Company, Ribbon Acquisition Corporation, a Cayman Islands exempted company with limited liability, DRC Merger Inc., a Delaware corporation, DRC Medicine Holdings Ltd., a Japanese company corporation, and DRC Medicine Ltd., a Japanese corporation (Kabushiki Kaisha), and to the filing of this consent as an exhibit to the Registration Statement.

Dated: July 17, 2026

By:	/s/ Masahiro Fujimaki
Name:	Masahiro Fujimaki